Exhibit 99.1

PRESS RELEASE

For Immediate Release

Contact:

MEDIA COMMUNICATIONS	INVESTOR RELATIONS
Amy Bass	Jan Watson
Director of Corporate Communications	Secretary – Treasurer
417-625-5114	417-625-5108
abass@empiredistrict.com	jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY

EARNINGS REPORT AND DECLARATION OF DIVIDENDS

JOPLIN, MO, October 27, 2005—(NYSE:EDE)  At the Board of Directors meeting of The Empire District Electric Company, the Directors declared a quarterly dividend of $0.32 per share on Common Stock payable December 15, 2005, to holders of record as of December 1, 2005.

The Empire District Electric Company reported earnings for the third quarter of 2005 of $20.4 million, or $0.79 per share (basic), as compared to earnings in the same quarter of 2004 of $16.2 million, or $0.64 per share (basic).  Fully diluted earnings per share were $0.78 per share for this quarter compared to $0.63 per share last year. Earnings for the twelve months ended September 30, 2005, were $25.3 million, or $0.98 per share, fully diluted and basic.  This compares to earnings of $24.7 million, or $1.00 per share (basic) and $0.99 per share (fully diluted), for the twelve months ended September 30, 2004.

For the quarter, revenues were $28.2 million higher, as compared to the third quarter of 2004, positively impacting earnings per share by an estimated $0.73.  Increased electric rates in Missouri and Arkansas, including the effect of the Missouri Interim Energy Charge (IEC), had the most significant impact on revenues, contributing an estimated $10.8 million in revenues (of which $2.5 million was attributable to the IEC).  Electric revenues also increased an estimated $9.8 million from the effect of more favorable weather this quarter compared to the same quarter last year. Continued customer growth increased revenues by an estimated $2.7 million, while increased off-system sales added $3.8 million.  Non-regulated revenues increased $1.3 million this quarter over the same quarter last year.

Increases in total fuel and purchased power costs in the third quarter of 2005, however, significantly offset the favorable effect of increased revenues.  These costs increased $18.2 million, reducing earnings per share by an estimated $0.47.  These costs increased, in part, due to higher costs and  increased usage of natural gas, each of  which added an estimated $7.4 million in costs for a total $14.7 million over last year. These increased costs are net of a $5 million one-time pre-tax gain from the unwinding of a physical purchase of natural gas.  This cost impact also includes the effect of increased September natural gas prices resulting, in part, from the effects of hurricane activity in the Gulf of Mexico.  We estimate this cost impact to be approximately $2.4 million for the quarter.   The increased usage was due in part to weather, as well as changes in the wholesale market impacted by coal delivery issues in the Midwest.

The IEC revenues, mentioned previously, did not recover all the Missouri related fuel and purchased power costs incurred in the third quarter. An estimated $3.4 million in fuel costs for our Missouri customers were unrecovered  in the third quarter.  Since inception of the IEC on March 27, 2005, the costs of fuel and purchased power are approximately $6.0 million higher than the total of the costs in our base rates and the IEC recorded during the period.

Other operating expenses increased $1.6 million primarily due to increased transmission expenses of $0.5 million and increased non-regulated expenses of $0.9 million.  The impact on earnings from increased  operating expenses was an estimated $0.04 per share. In addition, depreciation expenses were $1.5 million higher than the same quarter last year, primarily as a result of new depreciation rates approved in the Missouri rate case, effective March 27, 2005, negatively impacting earnings by an estimated $0.04 per share. General taxes were also higher this quarter compared to last year, decreasing earnings per share by an estimated $0.02.

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THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100
• FAX: 417-625-5169 • www.empiredistrict.com

Total revenues for the twelve months ended September 30, 2005 were $42.4 million higher, positively impacting earnings per share by $1.14.  Electric revenues increased $40.4 million when compared to the twelve months ended September 30, 2004.  The effect of rate increases and the IEC revenues previously discussed increased revenues by an estimated $17.6 and $4.6 million, respectively.  The effects of more favorable weather and increased customer growth also increased revenues by an estimated $7.0 and $8.1 million, respectively.  The effect of increased off-system and other electric revenues also contributed to increased revenues by an estimated $3.2 million.  Revenues from non-regulated businesses increased $1.9 million.

Total fuel and purchased power cost increases significantly offset the effect of increased revenues.  These costs increased $31.3 million for the twelve months ended September 30, 2005, reducing earnings per share by an estimated $0.84.

Other operating expenses increased $6.4 million for the twelve months ending September 30, 2005, negatively impacting earnings per share by an estimated $0.17.  Increased non-regulated expenses reduced earnings per share by an estimated $0.08, while increased health care and pension costs reduced earnings per share by an estimated $0.05 and $0.03, respectively.  A decrease in maintenance costs compared to the same period last year positively impacted earnings by an estimated $0.03 per share.  Increased depreciation and general taxes reduced earnings per share by an estimated $0.10 and $0.04, respectively.  Earnings also declined due to an estimated $0.04 per share dilutive effect from additional outstanding shares, primarily attributable to the sale of 2.3 million shares of common stock in December 2003 and January 2004.

 We expect the unprecedented high natural gas prices to continue to negatively impact our fuel and purchased power expenses in the near future.  Given our limited ability to recover these added costs, we plan to file a Missouri rate case early in the first quarter of 2006 to request transition from the IEC to Missouri’s new fuel adjustment mechanism.  At this time, we cannot predict the outcome of this planned rate case filing.

The impact of revenue and expense items on earnings per share is shown on an after-tax basis throughout this press release and compares the period referred to with the same period of the prior year.  The estimated earnings per share impact of individual items is a non-GAAP presentation; however, we believe it is useful in understanding the change in the Company’s earnings between periods.

Bill Gipson, President and CEO, will host a conference call Friday, October 28, 2005, at 3:00 p.m. Eastern Daylight Time to discuss earnings for the third quarter and twelve months ended.  To phone into the conference call, parties in the United States should dial 1-800-591-6944 (International 617-614-4910), passcode #49032953, any time after 2:45 p.m. Eastern Time. The presentation can also be accessed from Empire’s web site at www.empiredistrict.com.  A replay of the call will be available for two weeks by dialing
1-888-286-8010 (International 1-617-801-6888) and entering passcode #21909994.  Forward-looking and other material information may be discussed during the conference call.

THE EMPIRE DISTRICT ELECTRIC COMPANY

FINANCIAL HIGHLIGHTS

	Quarter Ended September 30		Twelve Months Ended September 30
	2005	2004	2005	2004
Operating Revenues	$124,945,000	$96,742,000	$366,635,000	$324,243,000
Net Income	$20,412,000	$16,235,000	$25,277,000	$24,736,000
Weighted Average Common Shares Outstanding – Basic	25,962,148	25,539,226	25,796,938	24,858,904
Weighted Average Common Shares Outstanding - Diluted	26,014,545	25,585,988	25,844,241	24,909,921
Earnings Per Weighted Average Share of Common – Basic	$0.79	$0.64	$0.98	$1.00
Earnings Per Weighted Average Share of Common – Diluted	$0.78	$0.63	$0.98	$0.99

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 157,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas.  The Company also provides fiber optic and Internet services, customer information software services, and has an investment in close-tolerance, custom manufacturing.  Empire provides water service in three incorporated communities in Missouri.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and 10-Q.